Exhibit 5.1

[Seward & Kissel LLP Letterhead]

Star Bulk Carriers Corp.	March 14, 2007
40 Ag. Konstantinou Avenue
Aethrion Center, Suite B34
Maroussi 15124
Athens, Greece

Re:	Star Bulk Carriers Corp.

 Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Star Bulk Carriers Corp., a Marshall Islands corporation (the “Company”), in connection with the Company’s proposed issuance of shares of its common stock (the “Common Stock”) and assumption of the outstanding warrants of Star Maritime Acquisition Corp. (“Star Maritime”) (the “Warrants” and, collectively with the Common Stock, the “Securities”) as described in the Company’s Registration Statement on Form F-1/F-4 as filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 14, 2007, as thereafter amended or supplemented (the “Registration Statement”). The Registration Statement was filed in connection with the merger of Star Maritime with and into the Company (the “Merger”) pursuant to the Agreement and Plan of Merger dated as of March 14, 2007 between the Company and Star Maritime (the “Merger Agreement”), as described in the form of Joint Proxy Statement/Prospectus included in the Registration Statement (the “Star Maritime Proxy/Prospectus”).

The Securities have been or are being issued by the Company as follows: (a) 29,026,924 shares of Common Stock (the “Merger Shares”) to be issued to the holders of outstanding shares of common stock of Star Maritime pursuant to the Merger, (b) 12,537,645 shares of Common Stock to TMT Co., Ltd., a Taiwan Company (“TMT”), to be issued to TMT in connection with the acquisition of eight dry-bulk vessels by the Company (or one or more of its wholly-owned subsidiaries) from TMT (the “Initial TMT Shares”), (c) 1,606,962 shares of Common Stock to be issued to TMT if the Company’s gross revenue exceeds certain revenue thresholds, as described in the vessel acquisition documents by and among the Company, Star Maritime and TMT (the “Acquisition Documents”) (the “Additional TMT Shares” and, collectively with the Initial TMT Shares, the “TMT Shares”), (d) 20,000,000 Warrants representing the outstanding warrants of Star Maritime and (e) 20,000,000 shares of common stock underlying the Warrants.

We have examined originals or copies, certified or otherwise identified to our satisfaction of the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Star Maritime Proxy/Prospectus included in the Registration Statement; (iii) the Merger Agreement; (iv) the Company’s Amended and Restated Articles of Incorporation as filed with the Republic of the Marshall Islands on February 8, 2007; (v) the Company’s Amended & Restated By-laws; (vi) resolutions of the Board of Directors of the Company; (vii) the Acquisition Documents; and (viii) such other corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the Marshall Islands, made in any of the Documents is true, accurate and complete.

Star Bulk Carriers Corp.
March 14, 2007

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Merger Shares and TMT Shares have been duly authorized, and when issued upon consummation of the Merger pursuant to and as contemplated by the Merger Agreement and the Acquisition Agreements, respectively, will be validly issued.

This opinion letter is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Tax Considerations—Certain Marshall Islands Tax Consideration” and “Legal Matters” in the Joint Proxy Statement/Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP